Exhibit 99.1

March 15, 2011

Board of Directors
Jiangbo Pharmaceuticals, Inc.
25 Haihe Road, Laiyang Economic Development Zone,
Laiyang City, Yantai
Shandong, China 265200

Dear Sirs and Madame:

Please accept this as my formal resignation as the Chief Financial Officer of Jiangbo Pharmaceuticals, Inc. (the “Company”) effective March 31, 2011. I reached this decision due to a difficult family circumstance that would not permit me to devote the time required on serving the Company as Chief Financial Officer. However, I will continue to assist the Company as the Company’s consultant on a part time basis. I thank you for your support in the past and wish the Company continued success in the future.

Yours faithfully,

/s/ Elsa Sung

Elsa Sung